UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 3, 2007

TRANSOCEAN INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	333-75899	66-0582307
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Greenway Plaza

Houston, Texas 77046

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 232-7500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 3, 2007, Transocean Inc. entered into a credit agreement for a 364-day, $1.5 billion revolving credit facility (the “364-Day Revolving Credit Facility”) with the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Citibank, N.A., as syndication agent for the lenders, Calyon New York Branch, as co-syndication agent, and Credit Suisse, Cayman Islands Branch and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-documentation agents for the lenders.

Transocean may make borrowings under the 364-Day Revolving Credit Facility at either (1) a base rate, determined as the greater of (A) the prime loan rate of JPMorgan Chase Bank or (B) the federal funds effective rate plus ½ of 1%, or (2) the reserve adjusted LIBOR plus the applicable margin, which is based upon Transocean’s non-credit enhanced senior unsecured long-term debt rating (“Debt Rating”) (a margin of 0.28%, based on its current Debt Rating). A facility fee, varying from 0.05% to 0.15% depending on Transocean’s Debt Rating, is incurred on the daily amount of the underlying commitment, whether used or unused, throughout the term of the facility. A utilization fee, varying from 0.05% to 0.10% depending on Transocean’s Debt Rating, is payable if amounts outstanding under the 364-Day Revolving Credit Facility are greater than or equal to 50% of the total underlying commitment.

The 364-Day Revolving Credit Facility may be prepaid in whole or in part without premium or penalty.

The 364-Day Revolving Credit Facility contains certain covenants that are applicable during the period in which any borrowings are outstanding, including a maximum leverage ratio (requiring a ratio no greater than 3.50 to 1.00 as of June 30, 2008 and 3.00 to 1.00 thereafter) and a debt to capitalization ratio (requiring a ratio of no greater than 0.6 to 1.0). Other provisions of the 364-Day Revolving Credit Facility include limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions and mergers and sale of substantially all assets. Should Transocean fail to comply with these covenants, Transocean would be in default and may lose access to this facility. Borrowings under the 364-Day Revolving Credit Facility are subject to acceleration upon the occurrence of events of default. Transocean is also subject to various covenants under the indentures pursuant to which its public debt was issued, including restrictions on creating liens, engaging in sale/leaseback transactions and engaging in certain merger, consolidation or reorganization transactions. A default under Transocean’s public debt could trigger a default under the 364-Day Revolving Credit Facility and, if not waived by the lenders, could cause Transocean to lose access to this facility.

The description of the 364-Day Revolving Credit Facility is a summary and does not purport to be complete and is qualified in its entirety by reference to the provisions of such document, which is filed with this Current Report on Form 8-K as Exhibit 4.1 and incorporated herein by reference.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 8.01               Other Events.

On December 5, 2007, Transocean issued a press release announcing the pricing of an offering of 5.25% senior notes due 2013, 6.00% senior notes due 2018 and 6.80% senior notes due 2038. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed herewith and are incorporated herein by reference:

4.1           364-Day Revolving Credit Agreement dated December 3, 2007 among Transocean Inc. and the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Citibank, N.A., as syndication agent for the lenders, Calyon New York Branch, as co-syndication agent, and Credit Suisse, Cayman Islands Branch and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-documentation agents for the lenders.

12.1         Computation of Ratio of Earnings to Fixed Charges.

99.1         Press Release dated December 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSOCEAN INC.

Date: December 5, 2007	By:	/s/ Chipman Earle
Chipman Earle
Associate General Counsel
and Corporate Secretary